Exhibit 23.6

CONSENT OF ANALYSYS INTERNATIONAL

Analysys International hereby consents to (i) references to our name, (ii) inclusion of information and data contained in our report entitled “Analysis of China Mobile Content Feed Platform Market in 2018” (together with any subsequent amendments made by us thereto, the “Report”) and (iii) citation of the Report, in each case, in any filings by Qutoutiao Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or any correspondence with the SEC by the Company. We further hereby consent to the filing of this letter as an exhibit to any such filings with the SEC.

/s/ Yu Yang
Name: Yu Yang
Title: CEO

Analysys International
3/F, Jingwang Building Block C
19 Wang Hua North Road
989 Changle Road
Chaoyang District
Beijing

March 15, 2019